Filed pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-40692



PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED SEPTEMBER 11, 2000)

                            VIATEL FINANCING TRUST I
             3,600,000 7-3/4% Trust Convertible Preferred Securities

           (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH THEREIN BY

                                  VIATEL, INC.
                         JUNIOR SUBORDINATED DEBENTURES
         GUARANTEE WITH RESPECT TO THE CONVERTIBLE PREFERRED SECURITIES
                                  COMMON STOCK

     This prospectus supplement No. 1 supplements and amends the prospectus dated September 11, 2000 (collectively, this prospectus supplement No. 1 and the prospectus are hereinafter referred to as the "prospectus"), relating to the 7-3/4% trust convertible preferred securities (the "convertible preferred securities") which represent undivided beneficial interests in the assets of Viatel Financing Trust I, a statutory business trust created under the laws of the State of Delaware (the "trust"), the 7-3/4% convertible junior subordinated debentures (the "convertible debentures") issued by Viatel, Inc., a Delaware corporation ("Viatel"), the common stock of Viatel, par value $0.01 per share, issuable upon conversion of the convertible preferred securities or the convertible debentures, as applicable, and the associated guarantee of Viatel, with respect to the convertible preferred securities.

     The convertible preferred securities were originally issued by the trust to Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Banc of America Securities LLC (the "placement agents"), in a transaction exempt from the registration requirements of the Securities Act. Following their original issuance by the trust, the convertible preferred securities have been resold by the placement agents to persons reasonably believed by such placement agents to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). Certain holders of the convertible preferred securities have elected to include their convertible preferred securities in the registration statement on Form S-3 of which this prospectus is a part.

     The  convertible  preferred  securities,   the  convertible  debentures  if
distributed to holders of the convertible preferred securities, and the Viatel common stock issuable upon conversion of the convertible debentures exchanged for convertible preferred securities may be offered and sold from time to time by the selling holders named herein pursuant to the prospectus. The term selling holder includes the record holders and the beneficial owners of the offered securities and their transferees, pledgees, donees and other successors.

     The  prospectus  constitutes  the  prospectus  required to be  delivered by
Section 5 (b) of the Securities Act with respect to offers and sales of the convertible preferred securities, the convertible debentures if distributed to holders of the convertible preferred securities, and the Viatel common stock issuable upon conversion of the convertible debentures exchanged for convertible preferred securities. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

           -----------------------------------------------------------

     YOU SHOULD READ "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PERSONS MAKING AN INVESTMENT IN THE OFFERED SECURITIES.

           -----------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

           -----------------------------------------------------------

     The date of this prospectus supplement is February 2, 2001.




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




     The prospectus is hereby amended to add the following information to the end of the section of the prospectus entitled "Selling Holders":

     The following table sets forth information as of February 1, 2001, with respect to the beneficial ownership of the convertible preferred securities held by each of the selling holders.


                                                                            NUMBER OF
                                                                           CONVERTIBLE
SELLING HOLDER                                                         PREFERRED SECURITIES
--------------                                                         --------------------

St. Claire International Ltd...................................                    5,000
KBC Financial Products USA Inc.................................                   50,000
MSD Portfolio L.P..............................................                  200,000

                                                                      -----------------------
Total..........................................................                  255,000
                                                                      =======================


     Because the selling holders may, pursuant to the prospectus, offer all or some portion of the convertible preferred securities, the convertible debentures if distributed to holders of the convertible preferred securities, or the Viatel common stock issuable upon conversion of the convertible debentures exchanged for the convertible preferred securities, no estimate can be given as to the amount of the convertible preferred securities, the convertible debentures or the common stock that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their convertible preferred securities since February 1, 2001, in transactions exempt from the registration requirements of the Securities Act. The Company believes that none of the selling holders listed above has, or within the past three years has had, any position, office or other material relationship with the trust or the Company or any of its predecessors or affiliates.

     No unnamed holder of convertible preferred securities, nor any future transferee, pledgee, donee or successor of or from such holder, may offer any convertible preferred securities or any convertible debentures if convertible debentures are distributed to holders of the convertible preferred securities, or Viatel common stock issued upon conversion of the convertible debentures exchanged for convertible preferred securities pursuant to the registration statement on Form S-3 of which this prospectus forms a part until such holder is included as a selling holder in a supplement to the prospectus.



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